                      COMPUTATION OF PER SHARE EARNINGS
                 (Amounts in thousands expect per share date)

                                               Six Months Ended June 30,
                                               -------------------------
                                                   1994            1993
PRIMARY
   Average shares outstanding                      33,964         33,202
   Net effect of dilutive stock options
     based on the treasury stock method
     using average market price                       379            571
                                                   ------         ------
                        Total                      34,343         33,773

   Net Income                                     $57,546        $57,424
                                                  =======        =======

   Per Share Amount                               $  1.68        $  1.70
                                                  =======        =======
FULLY DILUTED
Average shares outstanding                         33,964         33,202
   Net effect of dilutive stock options
     based on the treasury stock method
     using higher of average or ending
     market price                                     379            640
                                                   ------         ------
        Total                                      34,343         33,842

   Net Income                                     $57,546        $57,424
                                                  =======        =======

   Per Share Amount                               $  1.68        $  1.70
                                                  =======        =======